NORTH STATE BANCORP

Experience relationship banking.

REPORT FOR NORTH STATE BANCORP SHAREHOLDERS • WINTER 2009

To our SHAREHOLDERS, CUSTOMERS, AND FRIENDS:

Larry D. Barbour,

President and CEO

Businesses throughout America are making difficult choices in order to “stay the course.” I believe the first step is remembering who we are, and then to stay keenly focused on doing what matters most in order to achieve superior results.

In times past, companies were owned and managed by the same people, often generation after generation of a single family. These owner/managers typically took the long view of their company’s performance. This is called “owners’ capitalism,” and it worked quite well in maximizing owners’ returns. Later, a new system developed which is called “managers’ capitalism,” in which companies were run by someone other than the owners. I believe it is important for everyone who works at North State Bank to operate as an owner, because owners are more passionate and dedicated, and are committed to profitability.

This behavior must be reinforced by the board of directors. I am pleased to share that your Board of Directors consistently demonstrates unyielding loyalty to the company’s shareholders, while exercising diligence in making decisions. Bottom line, your directors always do what is in your best interests.

Gaining and maintaining satisfied, well-aligned customers is our primary means of rewarding our shareholders. Along those lines, we spend a great deal of time sharing with our customers the value and benefits of a genuine, authentic mutually-beneficial banking relationship. We cannot afford to have customers who don’t fully understand this, such as the cynic described by Oscar Wilde as “a man who knows the price of everything but the value of nothing.” We must teach our customers the value of a long-term banking relationship at North State Bank.

The cost of building for tomorrow must be balanced with expenses incurred for that growth today. Therefore, we will remain focused on creating long-term value by responsibly allocating our resources to opportunities which align with our plans for the future.

North State Bancorp closed 2008 with positive results. For the year ended December 31, 2008, North State Bancorp reported total assets of $687.6 million compared to total assets of $547.5 million at December 31, 2007, an increase of $140.1 million or 25.6%.

Total deposits for North State Bank at year-end 2008 were $612.7 million and total loans were $546.4 million, compared to total deposits of $457.3 million and total loans of $469.2 million reported at December 31, 2007, increases of $155.4 million or 34.0% and $77.2 million or 16.5%, respectively. The Company has no exposure to subprime loans and has chosen not to participate in the Capital Purchase Plan of the U.S. Government’s Troubled Asset Relief Program (TARP).

North State Bancorp reported net income of $2.4 million for the year ended December 31, 2008 compared to $3.1 million for the same period in 2007, a decrease of $700,000 or 22.6%. Net income continued on page 2

CUSTOMERS HEAR ABOUT

Banking Today

In November, Larry Barbour, North State’s president and CEO, gave a presentation to bank customers entitled Banking Today and North State Bank at North Ridge Country Club. The one-hour presentation included a retrospective look at national events leading up to the current crisis in the financial services industry. Customers were provided a 30-page booklet which detailed information concerning the national subprime lending crisis, a timeline of actions taken by the Federal Reserve, and an overview of the Emergency Economic Stabilization Act.

“The financial services industry is in uncharted waters,” said Barbour. “I found it important to share with our customers the actions that North State has taken in the context of this global situation. We have a proud tradition of growth, service and excellence—and that tradition will continue.”

Nearly 100 customers and bankers gathered to enjoy breakfast and to hear the presentation. Customer requests for the informative booklet continued after the presentation.

President's Message, *continued from page 1*

per diluted share was $0.32 for 2008 compared to $0.42 for 2007. For the quarter ended December 31, 2008, net income was $507,000 or $0.07 per diluted share compared to $610,000 or $0.08 per diluted share for the same period in 2007.

Despite a sharp decline in interest rates, we maintained our net interest margin at levels higher than most of our peers. While we experienced lower profitability in 2008, it was due in part to higher noninterest expenses, as we opened two new full-service offices and set aside a higher provision for potential problem loans. While we have the utmost confidence in our customers, the unusual economic situation in our country requires prudence and preparation.

North State's asset quality ratios of nonperforming loans to period-end loans and net charge-offs to average loans were 0.93% and 0.27%, respectively, at December 31, 2008. This compares favorably to average ratios of 1.73% and 0.33%, respectively, for the SNL Bank Index consisting of banks with assets of between $500 million and $1 billion. In spite of the current economic headwinds, North State remains focused on our customer niches, including professionals, professional firms, nonprofit organizations, high net worth individuals and property management companies. We are well capitalized, have good liquidity and look forward with confidence to the challenges we know 2009 will bring.

As we continue to grow in spite of the current economic environment, we are reminded of how much we appreciate the dedication of our employees, the loyalty of our customers, the support of our shareholders, and the continued opportunity to serve our communities. We couldn't do this without you.

Very cordially,

Larry D. Barbour
President and CEO

BARBOUR TO *Lead Caucus*

The North Carolina Bankers Association (NCBA) appointed Larry Barbour as the Caucus Chair for the NCBA's Washington Bank Caucus, which will be held in the nation's capital March 25th–27th. During the Caucus, attendees will meet with the North Carolina Congressional Delegation, leaders in the financial services industry, and regulators. These discussions will provide a forum for legislators and regulators to hear the voice of North Carolina Community Banks regarding current and proposed legislation affecting the financial services industry.

NCBANKERS
NORTH CAROLINA BANKERS ASSOCIATION

FOURTH QUARTER REPORT 2008
(unaudited)

Summary Balance Sheet
As of December 31, 2008
(in thousands)

ASSETS	
Cash, due from banks	$ 11,416
Interest-earning deposits with banks	76,751
Federal funds sold	105
Investment securities	
Available for sale at fair value	36,406
Held to maturity at book value	750
Loans less allowance ($6,376)	539,981
Other assets	22,172
Total assets	**$ 687,581**
LIABILITIES AND SHAREHOLDERS' EQUITY	
Demand deposits	$ 86,620
Interest-bearing deposits	526,058
Total deposits	612,678
Other borrowings	35,093
Other liabilities	4,264
Total liabilities	652,035
SHAREHOLDERS' EQUITY	
Total shareholders' equity	35,546
Total liabilities and shareholders' equity	**$ 687,581**

Summary Statement of Income and Expense
For the quarter and year ended December 31, 2008
(in thousands except per share data)

	Quarter	Year-to-Date
Interest income	$ 9,103	$ 36,075
Interest expense	4,145	15,817
Net interest income	4,958	20,258
Provision for loan losses	881	2,755
Net interest income after provision for loan losses	4,077	17,503
Noninterest income	201	1,226
Noninterest expenses	3,388	14,809
Net income before income taxes	890	3,920
Income tax expense	383	1,555
Net income	**$ 507**	**$ 2,365**
Basic earnings per share	**$ 0.07**	**$ 0.33**
Earnings per diluted share	**$ 0.07**	**$ 0.32**

Significant Ratios
For the year ended December 31, 2008

Return on average assets	0.40%
Return on average equity	6.85%
Efficiency ratio	68.93%
Nonperforming loans (in thousands)	$ 5,057
Ratio of allowance for loan losses to nonperforming loans	1.26x
Allowance for loan losses to period-end loans	1.17%

The information as of and for the quarter and year ended December 31, 2008 as presented is unaudited. This newsletter contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including the local, regional and national economies, substantial changes in financial markets, changes in real estate values and the real estate market, changes in interest rates, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

CommunityPLUS

ANNOUNCED AS NEW DIVISION OF

North State Bank

If you’ve been around North State Bank any time at all, you know that one of the market niches the bank serves is community association management companies. The level of commitment to that industry is about to go up. Way up.

Community PLUS

A Division of North State Bank

North State has just announced the formation of a division focused solely on serving community association management companies. The new division is called CommunityPLUS and is headed by Sandra A. Temple, NSB’s executive vice president and chief operations officer. Sandra has been responsible for North State’s service to the community association management industry since, well, since even before the bank opened in 2000.

“We have big plans to expand our client base throughout the nation, and perhaps more importantly, to expand what these customers can expect from a bank.”

— Sandra Temple

Executive vice president and chief operating officer, North State Bank

“Forming this division is a significant milestone for North State Bank,” said Larry Barbour, North State Bank’s President and CEO. “And there is no better choice to lead it than Sandra Temple.

“These firms account for more than $133 million in deposits at North State Bank. Some small banks do not even have that level of deposits. To grow these deposits in this economic environment is quite a feat, and we increased these deposits by more than 25% in 2008. We earned the respect of leaders in this industry and their business has followed.”

For more than half of Sandra’s career, she has served the community association management industry, including in leadership positions. She served as the 2008 president of the North Carolina Chapter of the Community Associations Institute (CAI) and is a member of the Banking Committee for CAI National.

“Being asked to lead CommunityPLUS is both exciting and challenging. With the help of Gary Woodlief and Greg Asbelle, I look forward to making it the premier financial services provider for the community association management industry,” said Temple. “We have big plans to expand our client base throughout the nation, and perhaps more importantly, to expand what these customers can expect from a bank.”

Services offered to community association management firms by CommunityPLUS will include: Lock Box Processing, proprietary management software – Community Management Toolbox, Remote Deposit Capture, Credit Card Payment Processing, Online Banking Services, and Loans.

DOWNTOWN

Open House

The downtown Raleigh office staff, on the 12th floor at 16 W. Martin Street, welcomed its neighbors for a Christmas Open House each Tuesday between Thanksgiving and Christmas. Guests enjoyed coffee, pastries, and the chance to win weekly door prizes. “The open houses were a success,” said Brian Summers, downtown Raleigh market executive. “There were many people we knew who stopped by for a visit and many we were meeting for the first time. It was just a great opportunity to say ‘thank you’ to our current customers and introduce ourselves to potential customers.

“We are pleased that this hospitality provided us the opportunity to create relationships with potential customers and friends of North State Bank. What more could we ask?”

NEW HEADQUARTERS

Construction

NEARING COMPLETION

Construction on North State’s new headquarters is moving quickly toward a late spring completion. The new Falls of Neuse location is directly in front of the existing office at 6200 Falls of Neuse Road and will house a 22,000 square-foot office, as well as the Company’s headquarters, executive offices, and the board room. Stay tuned for grand opening plans.

NORTH STATE BANCORP

Experience relationship banking.

PRSRT STD

US Postage

PAID

Raleigh, NC

Permit No. 2214

P.O. Box 18367 Raleigh, NC 27619

Please contact Kirk Whorf at 919-645-2707 or email him at kwhorf@northstatebank.com to update your mailing address.

SAVE THE DATE!

North State Bancorp

Annual Shareholder Meeting

Wednesday May 20, 2009

2009 North State Bank

Summer Salute for Hospice of Wake County

Saturday May 30, 2009

NORTH STATE BANK

Summer

SALUTE

FOR HOSPICE OF WAKE COUNTY

North State Bank / Raleigh 919-787-9696

EQUAL HOUSING

LENDER

Each depositor insured to at least $100,000

Backed by the full faith and credit of the United States government

FDIC

Federal Deposit Insurance Corporation www.fdic.gov

northstatebank.com

MOBILE BANKING

North State Bank recently launched a new way for on-the-go customers to connect with the bank — Mobile Banking. Mobile Banking enables you to access your accounts from your mobile device.

View up to 15 days of account transactions.

Transfer funds between deposit accounts, and receive text message confirmation.

Pay bills, and receive text message payment confirmation.

To get started, you’ll need:

Internet Banking at North State Bank.

A web-enabled mobile phone through a provider with secure SSL traffic.

Then:

Go to NetBanker, choose Options, and select Mobile Settings.

Now your bank is in the palm of your hand!